SECOND AMENDMENT TO PARTICIPATION AGREEMENT

THIS SECOND AMENDMENT TO PARTICIPATION AGREEMENT is made as of this 29th day of October 2008 by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“GWL&A”), FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“First GWL&A”), DAVIS VARIABLE ACCOUNT FUND, INC. (the “Fund”), DAVIS SELECTED ADVISERS, L.P. (the “Adviser”), and DAVIS DISTRIBUTORS, LLC. (the “Distributor”), collectively the Parties. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement (defined below).

RECITALS

WHEREAS, GWL&A, First GWL&A, the Fund, the Adviser and the Distributor are parties to a Fund Participation Agreement dated December 16, 2004 and amended July 2, 2007, (the “Agreement”); and

WHEREAS, the Parties to the Agreement desire to add additional Separate Accounts that are exempt from registration.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.	All references to the “First GWL&A Account” now include the COLI VUL Series Account 1 (First GWL&A).

2.	All references to the “GWL&A Account” now include COLI VUL Series Account 7 (GWL&A).

3.	Paragraph 2.1 of the Agreement is deleted in its entirety and replaced with the following:

2.1

GWL&A and First GWL&A represent and warrant that the Contracts and the securities deemed to be issued by the Account under the Contracts are or will be registered under the 1933 Act (unless exempt from registration); that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

GWL&A and First GWL&A further represent that each is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under Colorado insurance law and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act (unless exempt from registration) to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law.

4.

GWL&A and First GWL&A agree that each has registered or will register certain variable life insurance and variable annuity contracts under the 1933 Act, unless such contracts are exempt from registration thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the 29th day of October 2008.

GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Ron Laeyendecker

Name:	Ron Laeyendecker
Title:	Senior Vice-President
Date:	11/5/08

FIRST GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Bob Shaw

Name:	Bob Shaw
Title:	Senior Vice President
Date:	11/5/08

DAVIS VARIABLE ACCOUNT FUND, INC.

By its authorized officer,

By:	/s/ Kenneth C. Eich

Name:	Kenneth C. Eich
Title:	Executive Vice President
Date:	October 29, 2008

DAVIS SELECTED ADVISERS, L.P.

By its authorized officer,

By:	/s/ Kenneth C. Eich

Name:	Kenneth C. Eich
Title:	Chief Operating Officer
Date:	October 29, 2008

DAVIS DISTRIBUTORS, LLC

By its authorized officer,

By:	/s/ Kenneth C. Eich

Name:	Kenneth C. Eich
Title:	President
Date:	October 29, 2008

3